Exhibit 99.1

Balchem Corporation Announces First Quarter 2014 Results

New Hampton, NY, May 5, 2014 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended March 31, 2014.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2014	2013
	Unaudited
Net sales	$85,995	$84,651
Gross margin	23,215	24,232
Operating expenses	9,860	8,367
Earnings from operations	13,355	15,865
Interest and other income (expense), net	17	(2)
Earnings before income tax expense	13,372	15,863
Income tax expense	4,478	4,975
Net earnings	$8,894	$10,888

Diluted net earnings per common share	$0.29	$0.36

Shares used in the calculation of diluted net earnings per common share	31,079	30,622

Record First Quarter Sales

For the quarter ended March 31, 2014, the company achieved record first quarter sales of $86.0 million, which is an increase of approximately 1.6% above the $84.7 million result of the prior year comparative quarter. Net earnings were $8.9 million, a decrease of $2.0 million, or 18.3% as compared with the same period last year, but reflects $1.3 million, pre-tax, of transaction costs related to the execution of the definitive agreement to acquire Performance Chemicals & Ingredients Company (d/b/a SensoryEffects) and the joint venture agreement to build and operate a choline chloride facility with Taminco Corporation. The $8.9 million generated diluted net earnings of $0.29 per common share versus $0.36 per common share for the prior year comparable period, a decrease of 19.4%, but which reflects a $0.03 per common share decrease related to the previously-mentioned transaction costs recognition.

The Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized sales of $61.1 million, an increase of approximately 0.3%, or $0.2 million over the prior year comparable quarter. Sales in the ANH specialty ingredients sector decreased approximately 8.1% from the prior year comparable quarter primarily due to product mix and lower volumes. Our global feed grade choline product sales were up 2.7% from the prior year comparable quarter primarily due to modest price increases to partially offset higher raw material costs.

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Sales of industrial grade products were up approximately 2.5% from the prior year comparable quarter. This improvement came principally from modest volume increases of various choline and choline derivatives for industrial applications, notably for shale fracking, and some price increases to partially offset higher raw material costs. This industrial market, and our success in this space, continues to attract competition from off-shore producers, which impacted growth in the quarter.

Earnings from operations for the entire ANH segment decreased approximately 13.7% to $7.3 million as compared to $8.4 million in the prior year comparable quarter. This quarterly earnings result reflects higher costs of petro-chemical commodities used to manufacture choline and derivatives, along with an unfavorable product mix.

The ARC Specialty Products (“ARC”) segment generated first quarter sales of $12.8 million, which was flat with the comparable prior year quarter, as increased sales of ethylene oxide for medical device sterilization was offset by lower sales volumes of propylene oxide for industrial applications.  Earnings from operations for this segment, at $4.8 million, declined slightly by $0.1 million from the prior year comparable quarter principally due to certain increased operating expenses.

Sales of the Food, Pharma & Nutrition (“FPN”) segment were $12.2 million, an increase of 10.4% from the comparable prior year quarter. In the quarter, we realized double-digit growth in sales of our human choline products for nutritional enhancement as well higher sales in our North American food sector where sales of encapsulated ingredients for the baking and food preservation end markets remain strong. Earnings from operations for this segment increased 3.7% to $2.6 million, versus $2.5 million in the prior year comparable quarter, largely due to increases in sales volumes, which were partially offset by product mix.

Consolidated gross margin for the quarter ended March 31, 2014 decreased 4.2% to $23.2 million, as compared to $24.2 million for the prior year comparable period. Gross margin for the three months ended March 31, 2014 decreased to 27.0% of sales as compared to 28.6% in the prior year comparative period, primarily due to higher raw material costs and product mix as mentioned above. Operating (Selling, Research & Development, General & Administrative) expenses at $9.9 million for the first quarter were up 17.8% from the prior year comparable quarter principally due to the transaction costs related to the aforementioned acquisition of SensoryEffects and the joint venture with Taminco Corporation.  Excluding the transaction costs, the operating expenses were $8.5 million, or an increase of 1.8%. Our effective tax rate for the three months ended March 31, 2014 and 2013 was 33.5% and 31.4%, respectively. This increase in the effective tax rate is primarily attributable to the timing of certain tax credits and deductions.

The Company continues to maintain and grow a solid financial structure. Net working capital of $257 million at March 31, 2014 included a cash balance of $207 million, down slightly from $209 million at December 31, 2013. This decline reflects a $5.5 million shift to an escrow deposit related to the SensoryEffects acquisition, $1.1 million of capital expenditures, and $7.9 million of dividend payments.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, ”We opened the year with solid first quarter revenue records in all three reporting segments.  We

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did realize, what we believe to be a short term fall in operating profits, as we realized some petro-chemical raw material cost increases that we did not pass on to the customer base, particularly in feed and industrial grade choline and choline derivatives. Some of these raw material headwinds were due to supplier surcharges related to feedstock interruptions and increases due to tight supply/economic drivers associated with the challenging weather conditions in Q1. However, we have realized and expect to realize relief to these issues beginning in Q2. Excluding the expected positive impact of the SensoryEffects acquisition, we anticipate a strong rebound beginning in Q2 of volume, revenues, and margins in the core business segments.

We do expect each of the markets served to continue to grow organically in 2014 and to execute on our strategy to strengthen the business portfolio and geographies served through acquisition(s).”

Quarterly Conference Call
A quarterly conference call will be held on Monday, May 5, 2014, at 11:00 AM Eastern Time (ET) to review first quarter 2014 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, May 16, 2014. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13581064.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

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Selected Financial Data
($ in 000’s)

Business Segment Net Sales:	Three Months Ended
	March 31,
	2014	2013
ARC Specialty Products	$12,792	$12,780
Food, Pharma & Nutrition	12,150	11,008
Animal Nutrition & Health	61,053	60,863
Total	$85,995	$84,651

Business Segment Earnings:	Three Months Ended
	March 31,
	2014	2013
ARC Specialty Products	$4,806	$4,909
Food, Pharma & Nutrition	2,601	2,507
Animal Nutrition & Health	7,293	8,449
Transaction costs	(1,345)	-
Other income (expense)	17	(2)
Total	$13,372	$15,863
Total Excluding Transaction Costs	$14,717	$15,863

Selected Balance Sheet Items
	March 31,	December 31,
	2014	2013
Cash and Cash Equivalents	$207,330	$208,747
Accounts Receivable, net	43,812	39,386
Inventories	24,860	24,824
Other Current Assets	8,880	4,817
Total Current Assets	284,882	277,774

Property, Plant & Equipment, net	54,394	54,916
Other Assets	43,174	44,182
Total Assets	$382,450	$376,872

Current Liabilities	$28,339	$35,753
Long-Term Obligations	9,908	9,761
Total Liabilities	38,247	45,514

Stockholders' Equity	344,203	331,358

Total Liabilities and Stockholders' Equity	$382,450	$376,872

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BALCHEM CORPORATION
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Cash flows from operating activities:
Net earnings	$8,894	$10,888

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,631	2,621
Stock compensation expense	988	1,076
Deferred income taxes	55	(623)
Foreign currency transaction loss	36	48
Changes in assets and liabilities
Accounts receivable	(4,387)	(3,983)
Inventories	(50)	(3,260)
Prepaid expenses and other current assets	526	782
Accounts payable and accrued expenses	400	(3,715)
Income taxes	1,123	550
Other	24	(31)
Net cash provided by operating activities	10,240	4,353

Cash flows from investing activities:
Deposit held in escrow	(5,500)	-
Capital expenditures	(1,138)	(3,400)
Intangible assets acquired	(27)	(33)
Net cash used in investing activities	(6,665)	(3,433)

Repayments of short-term obligations	(89)	(89)
Proceeds from stock options exercised	1,327	2,097
Excess tax benefits from stock compensation	1,689	1,491
Dividends paid	(7,856)	-
Purchase of treasury stock	(33)	(27)
Net cash (used in) provided by financing activities	(4,962)	3,472

Effect of exchange rate changes on cash	(30)	(39)

Increase (decrease) in cash and cash equivalents	(1,417)	4,353

Cash and cash equivalents beginning of period	208,747	144,737
Cash and cash equivalents end of period	$207,330	$149,090